EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger dated April 6, 1998, by and between CANDIE'S, INC., a Delaware corporation ("Candie's"), and NEW RETAIL CONCEPTS, INC., a Delaware corporation ("NRC"). (Candie's and NRC are sometimes collectively referred to as the "Constituent Corporations").

     WHEREAS, as of the date hereof, the authorized capital stock of Candie's consists of 30,000,000 shares of common stock, $.001 par value, (the "Candie's Common Stock") of which 14,146,990 shares are issued and outstanding, of which 4,723,800 shares are reserved for issuance of outstanding options and warrants; and 5,000,000 shares of Preferred Stock, $.01 par value, (the "Candie's Preferred Stock") none of which are issued and outstanding;

     WHEREAS, as of the date hereof, the authorized capital stock of NRC consists of 25,000,000 shares of common stock, $.01 par value (the "NRC Common Stock") of which 5,693,639 shares are issued and outstanding, and 1,635,000 shares are reserved for issuance upon the exercise of outstanding options; and 1,000,000 shares of Preferred Stock, $.01 par value, none of which are issued and outstanding;

     WHEREAS, the respective Boards of Directors of Candie's, and NRC deem it advisable and in the best interests of Candie's and NRC and their respective shareholders that NRC merge with and into Candie's (the "Merger") pursuant to this Agreement and the

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applicable  provisions  of  the  Delaware  General  Corporation  Law  ("Delaware
Corporate Law");

     WHEREAS, the respective Boards of Directors of Candie's, and NRC have approved and adopted this Agreement and have directed that the plan of merger and reorganization set forth in Article I of this Agreement (the "Plan of Merger") be submitted to the shareholders of Candie's and NRC for their approval; and

     WHEREAS, the Merger is intended to constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended;

     NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto represent, warrant, covenant and agree as follows:

                                    ARTICLE I
                                 PLAN OF MERGER

     1.1 Surviving Corporation. At the Effective Time (as defined in Section 1.8), NRC shall be merged with and into Candie's pursuant to this Agreement and a plan of merger and reorganization in substantially the form annexed hereto as
Exhibit 1.1 (the "Plan of Merger"). Candie's shall be the surviving corporation (the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware and the separate existence of NRC shall cease.

     1.2 Effect of the Merger. At the Effective Time, the Surviving Corporation shall possess all of the rights, privileges,

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immunities and franchises,  of a public as well as of a private nature,  of each of the Constituent Corporations and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, and all other choses in action, and all and every other interest of or belonging to or due to each of the Constituent Corporations, shall be taken and deemed to be transferred and vested in the Surviving Corporation without further act or deed; and the title to any real estate, or any interest therein, vested in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger. From and after the Effective Time, the Surviving Corporation shall be responsible and liable for all of the liabilities, debts, duties and obligations of each of the Constituent Corporations; and any claims existing or action or proceeding, whether civil or criminal, pending, by or against either of the Constituent Corporations shall be preserved unimpaired and all debts, liabilities and duties of each of the Constituent Corporations shall attach to the Surviving Corporation and may be enforced against it to the same extent as if those debts, liabilities and duties had been incurred or contracted by it. Neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by the Merger.

     1.3 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation any

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rights,  title or  interest  in, to or under any of the  rights,  properties  or assets of Candie's or NRC acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (b) otherwise carry out the purposes of this Agreement, then NRC and its appropriate officers and/or directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper, to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the appropriate officers and/or directors of the Surviving Corporation are hereby fully authorized in the names of NRC or otherwise to take any and all such actions.

     1.4 Name of Surviving Corporation. The name of the Surviving Corporation shall remain Candie's, Inc.

     1.5 Certificate of Incorporation. The Certificate of Incorporation of Candie's as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until and unless thereafter amended as provided by law and such Certificate of Incorporation.

     1.6 Bylaws. The Bylaws of Candie's as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation and such Bylaws.

     1.7 Officers and Directors. The officers and directors of Candie's shall remain the directors and officers of the

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Surviving  Corporation  and shall hold office until their  resignations or until their respective successors have been appointed or duly elected.

     1.8 Closing Effective Time.

     (a) The closing of the Merger shall take place at 10:00 a.m., local time, on a date specified by Candie's and NRC, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII at the offices of Tenzer Greenblatt LLP, 405 Lexington Avenue, New York, New York 10174, or such other place as agreed to by the parties (the "Closing"). The Merger shall become effective at the time of filing of a Certificate of Merger in the form attached as Exhibit 1.8, with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the Delaware Corporate Law, which Certificate of Merger shall be so filed immediately following the satisfaction of each of the conditions set forth in Article VII below, or as soon as practicable thereafter.

     (b) The date and time when the Merger shall become effective is referred to as the "Effective Time."

     1.9 Conversion of Shares.

     (a) By virtue of the Merger, automatically and without any action on the part of the holder thereof, at the Effective Time:

          (i) Each issued and outstanding share of NRC Common Stock shall cease to exist and shall be converted into and

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     represent the right to receive  0.405 shares of Candie's  Common Stock (the
     "Exchange Ratio");

          (ii) Any shares of NRC Common stock issued and held in the treasury of NRC shall be cancelled;

          (iii) Any shares of NRC Common Stock issued and owned by Candie's immediately preceding the Effective Time shall be cancelled and retired and no payment made with respect thereto;

          (iv) Any shares of Candie's Common Stock issued and owned by NRC immediately preceding the Effective Time shall be returned to the status of authorized but unissued shares of Candie's Common Stock, and no payment made with respect thereto;

          (v) Any warrants or options to the purchase shares of Candie's Common Stock issued and owned by NRC immediately preceeding the Effective Time shall be cancelled, and no payment made with respect thereto; and

          (vi) Each issued and outstanding option to acquire one (1) share of NRC Common Stock outstanding at the Effective Time shall be converted into an option to acquire 0.405 shares of Candie's Common Stock, which option shall be on substantially the same terms and conditions as the option being converted, and shall be exercisable at an exercise price equal to the quotient of (a) the exercise price of the option being converted divided by
     (b) the Exchange Ratio, which quotient shall then be rounded down to the nearest cent. Between the date hereof and the Effective Date if necessary, Candie's shall amend its stock option plan and reserve sufficient shares so as to permit the

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     issuance  of the  options  to  acquire  shares  of  Candie's  Common  Stock described in this Section 1.9(a)(vi).

     (b) No rights to receive fractional shares of Candie's Common Stock shall arise under this Agreement.

     (c) No fractional shares of Candie's Common stock shall be issued, but in lieu thereof, each holder of Candie's Common Stock who would otherwise be entitled to receive a fraction of a share of Candie's Common Stock shall receive from Candie's an amount of cash equal to the price of one share of Candie's Common Stock as of the date of the Merger (which price shall be calculated as the average of the last sales price for Candie's Common Stock during the twenty
(20) day period immediately prior to the Effective Date) multiplied by a fraction of a share of Candie's Common Stock for which such holder would be entitled. No shareholder of NRC shall receive cash from Candie's in lieu of fractional shares in an amount greater than the value of one paid share of Candie's Common Stock.

     1.10 NRC Dissenting Shareholders. Shares of NRC Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by NRC shareholders who have not voted such shares in favor of the Merger and who shall have properly exercised their rights of appraisal for such shares in the manner provided by the Delaware Corporate Law ("Dissenting Shares") shall not be converted into or be exchangeable for the right to receive shares of Candie's Common Stock unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their dissenters' rights under the Delaware

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Corporate  Law.  With respect to any holders who have failed to perfect and have effectively withdrawn or lost their dissenters' rights, such holders' shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, shares of Candie's Common Stock. NRC shall give Candie's prompt notice of any (i) Dissenting Shares, (ii) attempted
withdrawals  of  such  demands  for  appraisal  rights,   and  (iii)  any  other
communications received by NRC with respect to dissenters' rights. Candie's shall have the right to direct all negotiations and proceedings with respect to any demands for appraisal rights. NRC shall not, except with the prior consent of Candie's, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for appraisal rights.

     1.11 Exchange of Certificates.

     (a) Candie's shall cause Continental Stock Transfer and Trust Company (or such successor as Candie's may designate) as exchange agent (the "Exchange Agent"), to send to each holder of shares of NRC's Common Stock which shall have been converted into Candie's Common Stock an appropriate letter of transmittal for purposes of surrendering such holder's certificates for such shares for exchange pursuant hereto.

     (b) As soon as practicable after the Effective Time and after surrender to the Exchange Agent of any certificate which prior to the Effective Time shall have represented any shares of NRC's Common Stock (a "Certificate"), subject to the provisions of paragraph (d) of this Section 1.11, Candie's shall cause to be distributed to the person in whose name such Certificate shall have

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been registered,  or in accordance with the written instructions  transmitted to the Exchange Agent, certificates registered in the name of such person representing the Candie's Common Stock to which such person shall be entitled as described in paragraph (a) of Section 1.9 and cash payable to such person representing payment in lieu of a fractional share of Candie's Common Stock as determined in accordance with paragraph (c) of Section 1.9 (such cash to be provided in the form of a check). Until surrendered as contemplated by the preceding sentence, each Certificate shall be deemed at and after the Effective Time to represent only the right to receive the certificates and payment contemplated by the preceding sentence.

     (c) No dividends declared after the Effective Time with respect to Candie's Common Stock and payable to the holders of record thereof after the Effective Time shall be paid to the holder of an unsurrendered Certificate until such Certificate shall be surrendered as provided herein, but (i) upon such surrender there shall be paid to the person in whose name the certificates representing Candie's Common Stock shall be issued the amount of dividends theretofore paid with respect to Candie's Common Stock as of any date subsequent to the Effective Time based on the number of shares of Candie's Common Stock received by such person and the amount of cash payable to such person in lieu of a fractional share of Candie's Common Stock pursuant to paragraph (c) of Section 1.9 and (ii) at the appropriate payment date or as soon as practicable thereafter, there shall be paid to such person the amount of dividends payable with respect to Candie's Common Stock; provided,

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however,  that no dividends with a record date  subsequent to the Effective Time shall be payable with respect to fractional shares of Candie's Common Stock, and, subject in any case to any applicable escheat laws and unclaimed property laws. On surrender of a Certificate, no interest shall be payable with respect to the payment of such dividends, and no interest shall be payable with respect to the amount of any cash payable in lieu of a fractional share of Candie's Common Stock.

     (d) If any cash is to be paid to, or certificates representing Candie's Common Stock are to be issued to, a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of the payment or issuance thereof that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment of cash to a person other than, or of the issuance of certificates representing Candie's Common Stock in any name other than that of, the registered holder of the Certificate surrendered, or otherwise required, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (e) After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of NRC's Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the

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Surviving  Corporation,  they shall be cancelled  and exchanged for the cash, if any, and certificates representing the Candie's Common Stock into which they were converted as provided in this Article I.

                                   ARTICLE II
                              SHAREHOLDER APPROVAL

     2.1 Shareholder Approvals.

     (a) A meeting of the holders of NRC's Common Stock shall be called in accordance with Delaware Corporate Law to be held on such date as may be mutually agreed by the Boards of Directors of NRC and Candie's, and approved by the Board of Directors of NRC, to consider and vote upon the approval of the Plan of Merger. NRC shall use its best efforts to seek all required approvals of its shareholders in connection with the Plan of Merger.

     (b) A meeting of the holders of Candie's Common Stock shall be called in accordance with Delaware Corporate Law to be held on such date as may be mutually agreed upon by the Boards of Directors of Candie's and NRC, and approved by the Board of Directors of Candie's, to consider and vote upon the approval of the Plan of Merger and the issuance by Candie's of the Candies securities in connection with the Merger. Candie's shall use its best efforts to seek all required approvals of its shareholders in connection with the Plan of Merger and the issuance of such Candie's securities.

     (c) If the Plan of Merger is approved as provided in this Article II, and if the Merger is not thereafter terminated as permitted by ss. 251(d) of the Delaware Corporate Law and Article

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IX of this  Agreement,  and if each of the conditions to the  obligations of NRC and Candie's as provided hereunder have in accordance herewith been either satisfied or waived, then NRC and Candie's shall cause the Certificate of Merger to be promptly executed, acknowledged, delivered and properly and duly filed with the Secretary of State of the State of Delaware on behalf of each of NRC and Candie's.

                                   ARTICLE III
                      REPRESENTATIONS AND WARRANTIES OF NRC

     NRC represents and warrants to Candie's as follows:

     3.1 Organization and Related Matters. NRC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. NRC has the requisite corporate power and authority to own, lease, license and operate its properties and assets and carry on its business as now being conducted.

     3.2 Subsidiaries. NRC has no direct or indirect subsidiaries.

     3.3 Capitalization of NRC. The authorized capital stock of NRC consists of 25,000,000 shares of NRC's Common Stock, $.01 par value, of which 5,693,639 shares are issued and outstanding and 1,635,000 shares are reserved (the "NRC Reserved Shares") for issuance upon the exercise of stock options granted to certain of its directors, employees and consultants (the "NRC Options"), and 1,000,000 shares of NRC Preferred Stock, .01 par value, none of which are issued and outstanding. There are no other outstanding options, warrants or other rights to subscribe for or purchase or

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acquire  from NRC, or any plans,  contracts  or  commitments  providing  for the issuance of or the granting of rights to acquire, any capital stock of NRC or securities convertible into or exchangeable for capital stock of NRC. All issued shares of NRC capital stock are duly authorized, validly issued and outstanding and are fully paid, nonassessable and free from preemptive rights.

     3.4 Authority Relative to Agreement. Except for shareholder approval required by ss. 251(c) of the Delaware Corporate Law, NRC has full corporate power and authority to enter into and perform this Agreement and to carry out the transactions contemplated hereby. The Board of Directors of NRC has duly authorized the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and, except for the shareholder meeting contemplated in Article II hereof, no other corporate proceedings on the part of NRC are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement constitutes the valid and binding agreement of NRC enforceable against it in accordance with its terms, except (a) such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar laws affecting the enforcement of creditors rights generally and (b) the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

     3.5 Compliance. Except as disclosed in Section 3.5 of the Disclosure Statement of NRC attached hereto and made a part hereof (the "NRC Disclosure Statement"), neither the execution and

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delivery  of  this  Agreement  by  NRC,  nor  the  consummation  by  NRC  of the transactions contemplated hereby, nor compliance by NRC with the terms and provisions of this Agreement, will (nor with the giving of notice or the lapse of time or both would):

          (a) conflict with or result in a breach of any provision of the Certificate of Incorporation or Bylaws of NRC;

          (b) in any manner which would adversely affect the ability of NRC to consummate the transactions provided for in this Agreement in accordance with the terms of this Agreement, (i) violate, result in breach of, give rise to a default, or any right of termination, cancellation or acceleration, or otherwise be in conflict with or result in a loss of material contractual benefits to NRC under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which NRC is a party or by which it or its operations, business, property or assets may be bound, or of which it or its operations, business, properties or assets is a beneficiary, or (ii) require any consent, approval or notice under the terms of any such note, bond, mortgage, indenture, license, agreement or other instrument;

          (c) violate, result in a breach of or conflict with any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental authority applicable to NRC, or to which NRC's operations, businesses, properties or assets, including but not limited to the NRC Intellectual Property Rights (as defined in Section 3.11), are subject in any manner which would adversely affect the ability of NRC to consummate the

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     transactions provided for in this Agreement in accordance with the terms of this Agreement;

          (d) result in the creation or imposition of any lien, claim, restriction, charge or encumbrance upon any of the NRC Common Stock; or

          (e) to the best of the knowledge of NRC, materially and adversely interfere with or otherwise materially and adversely affect the ability of the Surviving Corporation to carry on NRC's business on substantially the same basis as it is now conducted by NRC, including (in any manner that will materially and adversely affect the Surviving Corporation) violate, result in a breach of, give rise to a default, or otherwise be in conflict with or result in a loss of material contractual benefits to the Surviving Corporation under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which NRC is currently a party or by which NRC, or any of its operations, business, properties or assets currently may be bound or is a beneficiary.

     3.6 SEC Filings; Financial Statements. (a) Since April 1, 1995, NRC has filed, and will continue to file, all forms, reports and documents required to be filed by NRC with Securities and Exchange Commission (the "SEC") (collectively, the "NRC SEC Reports"). Except as disclosed in Section 3.6 of the NRC Disclosure Statement, the NRC SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange

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Act"),  as the case may be,  and (ii) did not at the time they were filed (or if amended or superseded by a subsequent filing, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such NRC SEC Reports or necessary in order to make the statements in such NRC SEC Reports, in the light of the circumstances under which they were made, not misleading.

     (b) Each of the financial statements (including, in each case, any related notes) contained in the NRC SEC Reports, including any NRC SEC Reports filed after the date of this Agreement until the Closing (the "NRC Financial Statements"), complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-QSB or 8-K promulgated by the
SEC), and fairly presented or will fairly present the financial position of NRC as and at the respective dates and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The unaudited balance sheet of NRC as of December 31, 1997 is referred to herein as the "NRC Balance Sheet."

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     3.7 Absence of Undisclosed Liabilities.  Except as disclosed in Section 3.7 of the NRC Disclosure Statement or as otherwise disclosed in the NRC SEC Reports, NRC does not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with U.S. generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate could reasonably be expected to have a material adverse effect, other than (i) liabilities reflected in the NRC Balance Sheet, (ii) liabilities specifically described in this Agreement or in the NRC Disclosure Statement, (iii) normal or recurring liabilities incurred since December 31, 1997 in the ordinary course of business consistent with past practices, and (iv) liabilities permitted by Section 5.2 hereof.

     3.8  Absence of Certain  Changes or Events.  Except as set forth in Section
4.7 of the NRC Disclosure Statement, since the date of the NRC Balance Sheet, NRC has conducted its business only in the ordinary course in a manner consistent with past practice (except as disclosed in the NRC SEC Reports), and since such date there has not been: (a) any NRC material adverse effect or any facts or circumstances that could reasonably be expected to result in a material adverse effect: (b) any damage, destruction or loss (whether or not covered by insurance) with respect to NRC having a material adverse effect; (c) any material change by NRC in its accounting methods, principles or practices to which Candie's has not previously consented in writing; (d) any revaluation by NRC of any of its assets having a material adverse effect, unless Candie's

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has  previously  consented  in writing;  or (e) except as  disclosed  in the NRC
Disclosure Statement, any other action or event that would have required the consent of Candie's pursuant to Section 5.2 of this Agreement had such action or event occurred after the date of this Agreement and that could reasonably be expected to result in a material adverse effect.

     3.9 Taxes.

     (a) For purposes of this Agreement, a "Tax" or, collectively, "Taxes" means any and all material federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

     (b) NRC has accurately prepared and timely filed (or will so file) all material federal, state, local and foreign returns, estimates, information statements and reports ("Returns") required to be filed at or before the Effective Time relating to any and all Taxes concerning or attributable to NRC or to its operations, and such Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable law.

     (c) NRC as of the Effective Time: (i) will have paid all Taxes it is required to pay prior to the Effective Time and (ii) will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld, except in each case for Taxes contested in good faith by appropriate proceedings for which adequate reserves have been taken and except where the failure (if any) to pay or withhold such Taxes could not reasonably be expected to have a material adverse effect.

     (d) There is no Tax deficiency outstanding, proposed or assessed against NRC that is not reflected as a liability on the NRC Balance Sheet nor has NRC executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

     (e) NRC has no material liability for unpaid federal, state, local or foreign Taxes that has not been accrued for or reserved on the NRC Balance Sheet, whether asserted or unasserted, contingent or otherwise.

     3.10 Properties. Except as set forth in Section 3.10 of the NRC Disclosure Statement, NRC owns or has valid leasehold interests in all real property necessary for the conduct of its business as presently conducted. All material leases to which NRC is a party are in good standing, valid and effective in accordance with their respective terms, and NRC is not in default under any of such leases, except where the lack of such good standing, validity and effectiveness or the existence of such default could not reasonably be expected to have a material adverse effect.

     3.11 Intellectual Property.

     (a) Except as disclosed in Section 3.11 of the NRC Disclosure Statement, NRC owns, or licenses or otherwise possess, legally enforceable rights to use, all patents, trademarks, trade names, service marks and copyrights, any applications for and registrations of such patent, trademarks, trade names, service marks and copyrights, and all processes, formulae, methods, schematics, technology, know how, and tangible or intangible proprietary information or material that are necessary to conduct the business of NRC as currently conducted or planned to be conducted by NRC, the absence of which would be reasonably likely to have a material adverse effect (the "NRC Intellectual Property Rights").

     (b) Except as disclosed in Schedule 3.11 of the NRC  Disclosure  Statement,
(i) the NRC Intellectual Property Rights which are material to the business of NRC are valid and subsisting; (ii) NRC has not been sued in any suit, action or proceeding which involves a claim of infringement of any of the NRC Intellectual Property Rights or any other proprietary right of any third party; and (iii) to the knowledge of NRC, the manufacturing, marketing, licensing or sale of NRC's products does not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party, which infringement, either individually or in the aggregate, could reasonably be expected to have a material adverse effect.

     3.12 Litigation. Except as disclosed in Section 3.12 of the NRC Disclosure Statement, there is no action, suit or proceeding, claim, arbitration or, to the knowledge of NRC, investigation against NRC, pending or, to the knowledge of NRC, threatened, or as to which NRC has received any written notice of assertion, which, if decided adversely to NRC, could reasonably be expected to have a material adverse effect or a material adverse effect on the ability of NRC to consummate the transactions contemplated by this Agreement.

     3.13 Employee Benefit Plans.

     (a) Except for the NRC stock option plan, a copy of which has been made available to Candie's, NRC has no employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and no bonus, other stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance or other similar employee benefit plans, and no unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of NRC or any trade or business (whether or not incorporated) which is a member or which is under common control with NRC within the meaning of Section 414 of the Code. NRC does not maintain and has never maintained or contributed to any employee benefit plan subject to Title IV of ERISA (including a multiemployer plan as defined in Section 3(37) of ERISA).

     (b) Except as set forth in Schedule 3.13 of the NRC Disclosure Statement, and except as provided for in this Agreement, NRC is not a party to any oral or written (i) union or collective bargaining agreement, (ii) agreement with any officer or other key employee of NRC, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving NRC of the nature contemplated by this Agreement, (iii) agreement with any officer of NRC providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $10,000 per annum, or (iv) agreement or plan, including the NRC stock option plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     3.14 Accounts Receivable; Inventory. Subject to any reserves set forth in the NRC Balance Sheet, the accounts receivable shown in the NRC Balance Sheet arose in the ordinary course of business; were not, as of the date of the NRC Balance Sheet, subject to any material discount, contingency, claim of offset or recoupment or counter claim; and represented, as of the date of the NRC Balance Sheet, bona fide claims against debtors for sales, leases, licenses and other charges. Other than those accounts receivable due from Candie's set forth on the NRC Balance Sheet, all accounts receivable of NRC arising after the date of the NRC Balance Sheet through the date of this Agreement arose in the ordinary course of business and, as of the date of this Agreement, are not subject to any material discount, contingency, claim of off-set or recoupment or counterclaim, except for normal reserves consistent with past practice. The amount carried for doubtful accounts and allowances disclosed in the NRC Balance Sheet is believed by NRC as of the date of this Agreement to be sufficient to provide for any losses which may be sustained on realization of the accounts receivable shown in the NRC Balance Sheet. NRC has no inventory.

     3.15 Board Recommendation. The Board of Directors of NRC has unanimously approved and adopted this Agreement, which vote included the affirmative vote of a majority of the disinterested directors and has recommended that the stockholders of NRC approve and adopt the Plan of Merger.

     3.16 Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by NRC pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of fact of material fact or omits or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     3.17 Financial Advisor Opinion. The financial advisor to NRC, CoView Capital, Inc., has delivered to NRC an opinion, as of, or immediately prior to the date of this Agreement to the effect that the Exchange Ratio is fair from a financial point of view to the holders of NRC Common Stock (the "NRC Fairness Opinion").

                                   ARTICLE IV

     REPRESENTATIONS AND WARRANTIES OF CANDIE'S Candie's represents and warrants to NRC as follows:

     4.1 Organization and Related Matters. Candie's is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Candie's has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

     4.2 Authority Relative to this Agreement. Candie's has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The Board of Directors of Candie's, has duly authorized the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and, except for the Shareholder meeting contemplated in
Article II hereof, no other corporate proceedings on the part of Candie's are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement constitutes the valid and binding agreement of Candie's enforceable against it in accordance with its terms, except (a) such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar laws affecting the enforcement of creditors rights generally and (b) the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

     4.3 Capitalization of Candie's. The authorized capital stock of Candie's consists of (i) 30,000,000 shares of Candie's Common Stock of which 14,146,990 shares are issued and outstanding, and (ii) 5,000,000 shares of Candie's Preferred Stock, none of which are issued and outstanding. Candie's has reserved for issuance (i) 4,723,800 shares of Candie's Common Stock upon the exercise of outstanding stock options pursuant to the Candie's employee 1989 and 1997 stock option plans and other options and outstanding warrants (the "Prior Reserved Shares") and (ii) up to approximately 2,306,000 shares of Candie's Common Stock to be issued to the NRC Stockholders at the Effective Time of the Merger as contemplated by this Agreement (the "Reserved Shares") and 662,175 shares of Candie's Common stock to be issued upon exercise of the NRC options to be issued to the holders of NRC stock options as contemplated by this Agreement (the "Reserved Option Shares" and together with the Reserved Shares the "Reserved Securities"). All issued and outstanding shares of Candie's Common Stock are duly authorized, validly issued and are fully paid, nonassessable and free from preemptive rights. All of the Prior Reserved Shares, the Reserved Shares and the Reserved Option Shares when issued, will be duly authorized, validly issued and outstanding fully paid, nonassessable and free from preemptive rights.

     There are no shares held in the treasury and except for the Prior Reserved Shares and the Reserved Shares there are no outstanding options, warrants or other rights to subscribe for or purchase or acquire from Candie's or any plans, contracts or commitments providing for the issuance of or the granting of rights to acquire any capital stock of Candie's or securities convertible into or exchangeable for Candie's Common Stock.

     4.4 Compliance. Neither the execution and delivery by Candie's of this Agreement or of any agreement to be executed and delivered by it pursuant hereto, nor the consummation of any of the transactions contemplated hereby or thereby, nor the performance by it of any of its obligations hereunder or thereunder, will (nor with the giving of notice or the lapse of time or both would):

          (a) conflict with or result in a breach of any provision of the Certificate of Incorporation or Bylaws of Candie's;

          (b) in any manner which would adversely affect the ability of Candie's to consummate the transactions provided for in this Agreement in accordance with the terms of this Agreement; (i) violate, result in a breach of, give rise to a default, or any right of termination, cancellation or acceleration, or otherwise be in conflict with or result in a loss of contractual benefits to Candie's under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which it is a party or by which it, or any of its operations, businesses, properties or assets may be bound, or of which it, any of its securities, or its operations, business, property or assets is a beneficiary, or (ii) require any consent, approval or notice under the terms of any such note, bond, mortgage, indenture' license, agreement or other instrument;

          (c) violate, result in a breach of or conflict with any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental authority applicable to Candie's or to which its operations, businesses, properties or assets, including but not limited, to the Candie's Intellectual Property (as defined in Section 4.10), are subject in any manner which would adversely affect the ability of Candie's to consummate the transactions provided for in this Agreement in accordance with the terms of this Agreement;

          (d) result in the creation or imposition of any lien, claim, restriction, charge or encumbrance upon any of the Candie's Common Stock, options or warrants issued or reserved for issuance pursuant to this Agreement; or

          (e) the best of the knowledge of Candie's, interfere with or otherwise materially and adversely affect the ability of Candie's, after the Effective Time, to carry on its business on substantially the same basis as it is now conducted by it.

     4.5 SEC Filings; Financial Statements.

     (a) Since February 1, 1995, Candie's has filed, and will continue to file, all forms, reports and documents required to be filed by Candie's with the SEC (collectively, the "Candie's SEC Reports"). Except as disclosed in section 4.5 of the Candie's disclosure statement attached hereto and made a part hereof (the "Candie's Disclosure Statement"), the Candie's SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a subsequent filing, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Candie's SEC Reports or necessary in order to make the statements in such Candie's SEC Reports, in the light of the circumstances under which they were made, not misleading. None of Candie's subsidiaries is required to file any forms, reports or other documents with the SEC. For purposes of this Agreement, all references to "Candie's" shall include all of Candie's subsidiaries unless the context otherwise indicates.

     (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Candie's SEC Reports, including any Candie's SEC Reports filed after the date of this Agreement until the Closing (the "Candie's Financial Statements"), complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q or 8-K promulgated by the SEC), and fairly presented or will fairly present the consolidated financial position of Candie's as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The audited consolidated balance sheet of Candie's as of January 31, 1997 is referred to herein as the "Candie's Balance Sheet."

     4.6 Absence of Undisclosed Liabilities. Except as disclosed in the Candie's SEC Reports, Candie's does not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with U.S. generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate could reasonably be expected to have an material adverse effect, other than (i) liabilities reflected in the Candie's Balance Sheet, (ii) liabilities specifically described in this Agreement or in the Candie's Disclosure Statement, (iii) normal or recurring liabilities incurred since January 31, 1997 in the ordinary course of business consistent with past practices, and (iv) any liabilities permitted by Section 6.2 hereof.

     4.7  Absence of Certain  Changes or Events.  Except as set forth in Section
4.7 of the Candie's Disclosure Statement, since the date of the Candie's Balance Sheet, Candie's has conducted its businesses only in the ordinary course in a manner consistent with past practice (except as disclosed in the Candie's SEC Reports), and since such date there has not been: (a) any material adverse effect or any facts or circumstances that could reasonably be expected to result in an material adverse effect; (b) any damage, destruction or loss (whether or not covered by insurance) with respect to Candie's having an material adverse effect; (c) any material change by Candie's in its accounting methods, principles or practices to which NRC has not previously consented in writing;
(d) any revaluation by Candie's of any of its assets having an material adverse effect, unless NRC has previously consented in writing; or (e) except as disclosed in the Candie's Disclosure Statement, any other action or event that would have required the consent of NRC pursuant to Section 6.2 of this Agreement had such action or event occurred after the date of this Agreement and that could reasonably be expected to result in an material adverse effect.

     4.8 Taxes.

     (a) Candie's has accurately prepared and timely filed (or will so file) all Returns required to be filed at or before the Effective Time relating to any and all Taxes concerning or attributable to Candie's or to its operations, and such Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable law.

     (b) As of the Effective Time Candie's: (i) will have paid all Taxes it is required to pay prior to the Effective Time and (ii) will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld, except in each case for Taxes contested in good faith by appropriate proceedings for which adequate reserves have been taken and except where the failure (if any) to pay or withhold such Taxes could not reasonably be expected to have an material adverse effect.

     (c) There is no Tax deficiency outstanding, proposed or assessed against Candie's that is not reflected as a liability on the Candie's Balance Sheet nor has Candies executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

     (d) Candie's does not have any material liability for unpaid federal, state, local or foreign Taxes that has not been accrued for or reserved on the Candie's Balance Sheet, whether asserted or unasserted, contingent or otherwise.

     4.9 Properties. Candie's owns or has valid leasehold interests in all real property necessary for the conduct of its business as presently conducted. All material leases to which Candie's is a party are in good standing, valid and effective in accordance with their respective terms, and Candie's is not in default under any of such leases, except where the lack of such good standing, validity and effectiveness or the existence of such default could not reasonably be expected to have a material adverse effect.

     4.10 Intellectual Property.

     (a) Candies owns, or is licensed or otherwise possesses, legally enforceable rights to use, all patents, trademarks, trade names, service marks and copyrights, any applications for and registrations of such patents, trademarks, trade names, service marks and copyrights, and all processes, formulae, methods, schematics, technology, know how, and tangible or intangible proprietary information or material that are necessary to conduct the business of Candie's as currently conducted or planned to be conducted by Candie's, the absence of which would be reasonably likely to have a material adverse effect (the "Candie's Intellectual Property Rights").

     (b) The Candie's Intellectual Property Rights which are material to the business of Candie's, are valid and subsisting; (ii) Candie's has not been sued in any suit, action or proceeding which involves a claim of infringement of any of the Candie's

Intellectual  Property Rights or other proprietary right of any third party; and
(iii) the manufacturing, marketing, licensing or sale of Candie's products does not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party, which infringement could, either individually or in the aggregate, be reasonably likely to have an material adverse effect.

     4.11 Litigation. Except as set forth in Section 4.11 of the Candie's Disclosure Schedule, there is no action, suit or proceeding, claim, arbitration or, to the knowledge of Candie's, investigation against Candie's pending or, to the knowledge of Candie's, threatened, or as to which Candie's has received any written notice of assertion, which, if decided adversely to Candie's, could reasonably be expected to have an material adverse effect or a material adverse effect on the ability of Candie's to consummate the transactions contemplated by this Agreement.

     4.12 Employee Benefit Plans.

     (a) Candie's has made available to NRC all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of Candie's or any trade or business (whether or not incorporated) which is a member or which is under common control with Candie's within the meaning of
Section 414 of the Code (together, the "Candie's Employee Plans"). Candie's does not maintain and has never maintained or contributed to an employee benefit plan subject to Title IV of ERISA (including a multiemployer plan as defined in Section 3(37) of ERISA).

     (b) With respect to each Candie's Employee Plan, Candie's has made available to NRC, a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS with respect to a Candie's Employee Plan subject to such filing requirement, (ii) such Candie's Employee Plan, (iii) each trust agreement and group annuity contract, if any, relating to such Candie's Employee Plan, and (iv) the most recent determination letter issued with respect to any plan which is intended to be qualified under section 401(a) of the Internal Revenue Code.

     (c) With respect to the Candie's Employee Plans, individually and in the aggregate, no event has occurred, and to the knowledge of Candie's there exists no condition or set of circumstances, in connection with which Candie's could be subject to any material liability under ERISA, the Code or any other applicable law.

     (d) With respect to the Candie's  Employee Plans,  individually  and in the aggregate, there are no material funded benefit obligations for which contributions have not been made or properly accrued and there are no material unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with U.S. generally accepted accounting principles, on the Candie's Financial Statements.

     (e) Except as set forth in Section 4.12 of the Candie's Disclosure Statement, and except as provided for in this Agreement, Candie's is not a party to any oral or written (i) union or collective bargaining agreement, (ii) agreement with any officer or other key employee of Candie's the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Candie's of the nature contemplated by this Agreement, (iii) agreement with any corporate officer of Candie's providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $50,000 per annum, or (iv) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits to which will be accelerate, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     4.13 Accounts Receivable; Inventory. Subject to any reserves set forth in the Candie's Balance Sheet, the accounts receivable shown in the Candie's Balance Sheet arose in the ordinary course of business; were not, as of the date of Candie's Balance Sheet, subject to any material discount, contingency, claim of offset or recoupment or counterclaim: and represented, as of the date of the Candie's Balance Sheet, bona fide claims against debtors or sales, leases, licenses and other charges. All accounts receivable of Candie's arising after the date of the Candie's Balance Sheet through the date of this Agreement arose in the ordinary course of business and, as of the date of this Agreement, are not subject to any material discount, contingency, claim of offset or recoupment or counterclaim, except for normal reserves consistent with past practice. The amount carried for doubtful accounts and allowances disclosed in the Candie's Balance Sheet is believed by Candie's as of the date of this Agreement to be sufficient to provide for any losses which may be sustained on realization of the accounts receivable shown in the Candie's Balance Sheet. As of the date of the Candie's Balance Sheet, the inventories shown on the Candie's Balance Sheet consisted in all material respects of items of a quantity and quality usable or saleable in the ordinary course of business. All of such inventories were acquired in the ordinary course of business and, as of the date of this Agreement, have been replenished in all material respects in the ordinary course of business consistent with past practices. All such inventories are valued on the Candie's Balance Sheet in accordance with U.S. generally accepted accounting principles applied on a basis consistent with Candie's past practices, and provision has been made or reserves have been established on the Candie's Balance Sheet, in each case in an amount believed by Candie's as of the date of the Candie's Balance Sheet to be adequate, for all slow-moving, obsolete or unusable inventories.

     4.14 Board Recommendations. The Board of Directors of Candie's has unanimously approved and adopted this Agreement, which vote included the affirmative vote of a majority of the disinterested directors and has recommended that the stockholders of Candie's approve and adopt the Plan of Merger.

     4.15  Financial  Advisor  Opinion.   The  financial  advisor  of  Candie's,
Ladenburg Thalmann & Co. Inc., has delivered to Candie's an opinion, as of, or immediately prior to the date of this Agreement to the effect that the Exchange Ratio is fair from a financial point of view to the holders of the Candie's Common Stock (the "Candie's Fairness Opinion").

     4.16 Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by NRC pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of fact of material fact or omits or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                    ARTICLE V
                                COVENANTS OF NRC

     5.1 Shareholder Meeting. The Board of Directors of NRC shall take all actions necessary to convene and cause the shareholders of NRC to hold a special shareholders meeting to consider and vote upon the approval of the Plan of Merger by July 31, 1998.

     5.2 Conduct of the Business; Prohibited Activities. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the

Effective Time, and except as otherwise contemplated by or set forth in this Agreement, NRC (except to the extent that Candie's shall otherwise consent in writing, which consent shall not be unreasonably withheld), shall carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform its other obligations when due, and, to the extent consistent with such business, use reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and key employees, and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it, except where the failure to do so could not reasonably be expected to have a material adverse effect. NRC shall notify Candie's promptly after becoming aware of any event or occurrence not in the ordinary course of business of NRC that would result in a breach of any covenant or agreement of NRC set forth in this Agreement or cause any representation or warranty of NRC set forth in this Agreement to be untrue as of the date of such event or occurrence. Except as expressly contemplated by this Agreement, or as set forth in Section 5.2 of the NRC Disclosure Statement, NRC shall not, without the prior written consent of Candie's, which shall not be unreasonably withheld:

          (a) accelerate, amend or change the period of exerciseability of options or restricted stock granted under any of the NRC stock option plans or authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements in effect as of the date of this Agreement;

          (b) transfer or license to any person or entity or otherwise extend, amend or modify any rights to the NRC Intellectual Property Rights other than in the ordinary course of business consistent with past practices or on a non-exclusive basis not materially different from past practices;

          (c) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;

          (d) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the issuance of NRC Common Stock or the grant of options or rights to acquire NRC Common Stock pursuant to the NRC stock option plans in the ordinary course of business substantially consistent as to amount, exercise price, vesting and other terms with past practice, and (ii) the issuance of shares of NRC Common Stock as and to the extent required under the NRC stock option plans;

          (e) acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other means, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any material amount of assets;

          (f) sell, lease, license or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to the business of NRC, except for sales, leases or licenses of products, services and software in the ordinary course of business;

          (g) take any action to: (i) increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of officers or employees in accordance with past practices, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, directors or officers, (iii) grant any severance or termination pay to, or enter into any employment or severance agreement with, any employee, except in accordance with past practices or in settlement of disputes with present or former employees, not material in amount, either individually or in the aggregate,
     (iv) enter into any collective bargaining agreement, or (v) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

          (h) revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business or pursuant to arm's length transactions on commercially reasonable terms or where such action will not have a material adverse effect;

          (i) incur or maintain any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others in excess of a maximum aggregate amount outstanding at any time of $25,000 inclusive of indebtedness outstanding as of the date of this Agreement;

          (j) amend or propose to amend its Certificate of Incorporation or Bylaws;

          (k) incur or commit to incur capital expenditures in excess of $25,000 in the aggregate;

          (l) enter into or amend any agreements pursuant to which any third party is granted exclusive marketing, manufacturing or other rights with respect to any NRC product, process or technology;

          (m) amend or terminate any material contract, agreement or license to which it is a party except in the ordinary course of business;

          (n) waive or release any material right claim, except in the ordinary course to business;

          (o) initiate any litigation or arbitration proceeding; or

          (p) take, or agree in writing or otherwise to take, any of the actions described in the foregoing clauses (a) through (o), or any action which (i) would make any of NRC's representations or warranties in this Agreement, if made on and as of the date of such action or agreement, untrue or incorrect in any material respect, or (ii) could prevent it from performing, or cause it not to perform, its obligations under this Agreement.

     5.3 Commission Filings. NRC shall cooperate fully with Candie's in providing the information required for the Joint Proxy Statement and the Registration Statement (each as defined in Section 6.3). The information supplied by NRC for inclusion in the Joint Proxy Statement and Registration Statement shall not contain, any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement in light of the circumstances under which they were made not misleading, (i) at the time the Registration Statement is declared effective by the SEC, (ii) on the date the Joint Proxy Statement is first mailed to NRC shareholders and the Candie's shareholders and (iii) on the dates of the meetings of NRC shareholders and the Candie's shareholders referred to in Article II hereof, insofar as they relate to NRC. NRC shall correct any information provided by it for use in the Joint Proxy Statement or Registration Statement which shall have become untrue or misleading.

                                   ARTICLE VI
                              COVENANTS OF CANDIE'S

     6.1 Shareholder Meeting. The Board of Directors of Candie's shall take all actions necessary to convene and cause the shareholders of Candie's to hold a special or annual shareholders meeting to consider and vote upon the approval of the Plan of Merger and the issuance of the Candie's securities in connection with the Merger.

     6.2 Conduct of Business Pending Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of the Agreement or the Effective Time, and except as otherwise set forth in Section
6.2 of the Candie's Disclosure Statement, Candie's (except to the extent that NRC shall otherwise consent in writing), shall carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and key employees, and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it, except where the failure to do so could not reasonably be expected to have an material adverse effect.

     6.3 Commission Filings. Promptly after the date hereof, Candie's shall file with the SEC a registration statement on Form S-4 or other appropriate form under the Securities Act, and the rules and regulations thereunder, relating to the shares of Candie's Common Stock and to the extent the form is available for such purpose the Reserved Securities to be issued with respect to the Merger (the "Registration Statement"). The Registration Statement shall contain a proxy statement, together with a form of proxy with respect to each of the meeting of NRC's shareholders, at which the shareholders of NRC will vote upon the Plan of Merger and the meeting of the Candie's shareholders, at which the shareholders will vote upon the Plan of Merger and the issuance of the Candie's securities (the "Joint Proxy Statement"). Candie's shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act and the Joint Proxy Statement cleared by the Commission as promptly as practicable, and shall cooperate with NRC to promptly thereafter mail the Joint Proxy Statement to the respective shareholders of NRC and Candie's. Candie's shall take any action required to be taken under state blue sky or securities laws.

     6.4 The term "Registration Statement" shall mean such Registration Statement at the time it becomes effective and all amendments thereto duly filed and similarly mailed. The term "Joint Proxy Statement" shall mean such proxy or information statement at the time it is initially mailed to Candie's shareholders and NRC's shareholders and all amendments or supplements thereto, if any, similarly filed and mailed. The information set forth in the Registration Statement and the Joint Proxy Statement shall be true and correct in all material respects and shall not omit to state any material fact necessary in order to make such information not misleading, (i) at the time the Registration Statement is declared effective by the SEC, (ii) at the time the Joint Proxy Statement is first mailed to the shareholders of Candie's and NRC and (iii) on the dates of the meetings of the NRC shareholders and Candie's shareholders referred to in Article II. Candie's shall correct any information provided by it for use in the Registration Statement or the Joint Proxy Statement which shall have become untrue or misleading.

                                   ARTICLE VII
                            CONDITIONS TO OBLIGATIONS

     7.1 Conditions to Obligations of NRC to Effect the Merger. The obligations of NRC to effect the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions, of which, subsections
(g) and (h) of this Section 7.1 may be waived in writing by NRC:

          (a) This Agreement and the Merger shall have been approved and adopted by the requisite vote or consent of the shareholders of NRC and Candie's required by the Delaware Corporate Law;

          (b) The Registration Statement shall have become effective and no stop order suspending such effectiveness or qualification shall have been issued or proceedings for such purpose shall have been instituted or threatened;

          (c) No preliminary or permanent injunction or other order, decree, action or proceeding shall have been instituted, issued or threatened against any of the parties hereto or their directors or officers, before any court or governmental department, regulatory or administrative agency or commission to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the consummation of the transactions contemplated hereby and which in the opinion of NRC or Candie's would make it inadvisable to consummate such transactions; provided, however, that NRC and Candie's shall have used all best efforts to prevent such event;

          (d) the waiting period, if any, applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR" Act) shall have expired or have been terminated;

          (e) NRC shall have received a letter, dated as of a date not more than five (5) days prior to the Effective Date, from CoView Capital, Inc. stating that the NRC Fairness Opinion is still in full force and effect as of such date;

          (f) The shares of Candie's Common Stock to be issued in the Merger shall have been approved for listing on the

     Nasdaq  National  Market,  or if not  available,  on the  Nasdaq  Small Cap
     Market;

          (g) The representations and warranties of Candie's set forth in this Agreement shall be true and correct in all material respects as of the date this Agreement and as of the Effective Date (except that representations and warranties which are confined to a specific date shall be true and correct as of such date);

          (h) NRC shall have received an opinion of Tenzer Greenblatt LLP, counsel to Candie's, in form reasonably acceptable to NRC and its counsel.

     7.2  Conditions  to  Obligations  of  Candie's  to Effect the  Merger.  The
obligations   of  Candie's  to  effect  the  Merger  shall  be  subject  to  the satisfaction or waiver at or prior to the Effective Time of the following conditions, of which subsections (g), (h), (i), and (j) of this section 7.2 may be waived in writing by Candie's:

          (a) This Agreement and the Merger shall have been approved and adopted by the requisite vote or consent of the shareholders of Candie's and NRC required by the Delaware Corporate Law;

          (b) The Registration Statement shall have become effective and no stop order suspending such effectiveness or qualification shall have been issued or proceedings for such purpose shall have been instituted or threatened;

          (c) No preliminary or permanent injunction or other order, decree, action or proceeding shall have been instituted, issued or threatened against any of the parties hereto or their directors or officers, before any court or governmental department, regulatory or administrative agency or commission to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the consummation of the transactions contemplated hereby and which in the opinion of Candie's or NRC would make it inadvisable to consummate such transactions; provided, however, that Candie's shall have used all best efforts to prevent such event;

          (d) the waiting period, if any, applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR" Act) shall have expired or have been terminated;

          (e) Candie's shall have received a letter, dated as of a date not more than five (5) days prior to the Effective Date, from Ladenburg & Thalmann & Co. Inc. stating that the Candie's Fairness Opinion is still in full force and effect as of such date;

          (f) The shares of Candie's Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq National Market, or if not available, on the Nasdaq Small Cap Market;

          (g) The representations and warranties of NRC set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Date (except that representations and warranties which are confined to a specific date shall be true and correct as of such date);

          (h) NRC shall have terminated any and all employment agreements with any of its officers, directors and employees and shall have executed and delivered all documentation in connection with such termination to Candie's;

          (i) Candies shall have received an opinion of Littman Krooks Roth & Ball P.C., counsel to NRC, in form reasonably acceptable to Candie's and its counsel; and

          (j) NRC shall have obtained and delivered to Candie's copies of all consents or approvals of all persons needed for the consummation of the transactions contemplated hereby and all such consents and approvals shall be in full force and effect, unless the failure to obtain such consent or approval is not reasonably likely to have a material adverse effect on Candie's taken as a whole giving effect to the transactions contemplated hereby.

                                  ARTICLE VIII
                                 INDEMNIFICATION

     8.1 Indemnification by NRC of Candie's. NRC shall indemnify and hold Candie's harmless from any and all damages or deficiencies resulting from any misrepresentation, breach of any representation or warranty, or nonfulfillment of any covenant or agreement on the part of NRC, whether contained in the Agreement, the NRC Disclosure Statement or in any Exhibit hereto or in any statement, or certificate furnished by NRC in connection with the consummation of the transactions contemplated by this Agreement; and any and all actions, suits, proceedings, demands, assessments, judgments, costs and expenses incident to any of the foregoing, including but not limited to reasonable attorneys' fees and expenses.

     8.2 Indemnification by Candie's of the Shareholders, Directors and Officers of NRC. (a) Candie's shall indemnify and hold the shareholders of NRC harmless from any and all damages or deficiencies resulting from any misrepresentation, breach of any representation or warranty, or nonfulfillment of any covenant or agreement on the part of Candie's whether contained in this Agreement or any Exhibit hereto or in the Candie's Disclosure Statement or any certificate furnished by Candie's in connection with the consummation of the transactions contemplated by the Agreement; and any and all actions, suits, proceedings, demands, assessments, judgments, costs, and expenses incident to any of the foregoing, including but not limited to reasonable attorneys' fees and expenses.

     (b) For a period of three (3) years after the Effective Time, Candie's shall indemnify and hold harmless the current officers and directors of NRC to the fullest extent permitted by Section 145 of the Delaware Corporate Law, as the same may be amended and supplemented, for damages arising out of or resulting from actions in their capacity as an officer or director of NRC.

     8.3 Termination of Indemnification Obligations Upon Closing. Except for the indemnification obligations set forth in Section 8.2(b), the respective indemnification obligations of NRC and Candies set forth in this Article VIII shall expire with, and be terminated and extinguished upon, consummation of the Merger, and thereafter neither NRC nor Candie's shall have any liability whatsoever with respect to any such indemnification obligation.

                                   ARTICLE IX
                        TERMINATION, AMENDMENT AND WAIVER

     9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether prior to or after approval by the shareholders of NRC:

          (a) By mutual written consent of the Boards of Directors of Candie's and NRC; or

          (b) By NRC:

               (i) If the Effective Time shall not have occurred on or before July 31, 1998 after the date hereof; or

               (ii) If Candie's fails to perform in any material respect any of its material obligations under this Agreement; or

          (c) By Candie's:

               (i) If the Effective Time shall not have occurred on or before July 31, 1998 after the date hereof;

               (ii) If NRC fails to perform in any material respect any of its material obligations under the Agreement.

     9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void, and there shall be no liability on the part of Candie's or NRC.

     9.3 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto; provided, however, after approval by the shareholders of NRC, such amendment shall not:

          (i) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such Constituent Corporation; and

          (ii) Alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holder of any class or series thereof of any Constituent Corporation.

     9.4 Waiver. At any time prior to the Effective Time, whether before or after the meetings of the NRC shareholders or the Candie's shareholders referred to in Article II, any party hereto, by action taken by its Board of Directors, may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto or, (ii) excepting the provisions contained in
Section 9.3, waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

                                    ARTICLE X
                                 NO SOLICITATION

     From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 9.1, neither Candie's nor NRC shall, nor shall its stockholders directly or indirectly, through any officer, director, employee, representative, agent or affiliate, (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, sale or purchase of substantial assets or stock, tender or exchange offer, or other business combination or change in control or similar transaction involving such party, other than the transactions contemplated or permitted by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as a "Competing Offer"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Competing Offer, or (iii) agree to, approve or recommend any Competing Offer.

                                   ARTICLE XI
                                  MISCELLANEOUS

     11.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

     11.2 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Inclusion of information in any Disclosure Statement does not constitute an admission or acknowledgment of the materiality of such information.

     11.3 Representations and Warranties. The respective representations and warranties of NRC and Candie's contained herein, and the covenants, obligations, agreements and liabilities of each of them shall expire with, and be terminated and extinguished upon, consummation of the Merger, and thereafter neither NRC nor Candie's nor any officer, director or principal thereof shall be under any liability whatsoever with respect to any such representation or warranty. This Section shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the consummation of the Merger.

     11.4 Brokers and Agents. Candie's and NRC each represents and warrants to the other that it has not employed any broker or agent in connection with the transactions contemplated by this Agreement.

     11.5 Expenses. Except as otherwise specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, whether or not the transactions contemplated hereby are consummated.

     11.6 Mutual Drafting. This Agreement is the mutual product of the parties hereto, and each provision hereof has been subject to mutual consultation, negotiation and agreement of each of the parties, and shall not be construed for or against any party hereto.

     11.7 Entire Agreement. This Agreement (together with the other agreements, instruments and documents delivered pursuant hereto) including the Non-Disclosure Agreement dated February 19, 1998 executed by the parties hereto, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties hereto, oral and written with respect to the subject matter hereof.

     11.8 Public Statements. NRC and Candie's shall consult with each other prior to issuing any press release or otherwise making any public statement with respect to the contents of this document or the transactions contemplated hereby, and none of the parties hereto shall issue any press release or make any such public statement prior to such consultation, except as may be required by law or NASDAQ regulations.

     11.9 Due Diligence Investigation. Upon reasonable notice and subject to applicable law and other legal obligation, Candie's and NRC shall each afford to the officers, employees, accountants, financial advisors, counsel and other representatives of the other, access during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, concerning its business, properties and personal as such other party may reasonably request. Unless otherwise required by law, the parties shall hold all such information confidential and treat such information as "Evaluation Material" in accordance with the Non-Disclosure Agreement dated February 19, 1998 between the parties hereto.

     11.10 Cooperation. Each of the parties hereto shall cooperate and take any and all actions, and execute and acknowledge, deliver, file and/or record any and all documents and instruments as the other party hereto reasonably requests from time to time in order to have fully protect and perfect the rights intended to be granted hereunder.

     11.11 Notices. All notices or other communications required or permitted hereunder shall be sufficiently given: (i) on the date of delivery, if delivered by hand or by courier; (ii) upon receipt of confirmation of transmission if transmitted by telecopier, and (iii) on the third business day after mailing if mailed by registered or certified mail, postage prepaid, return receipt requested, as set forth below:

          If to Candie's to:

          Candie's Inc.
          2975 Westchester Avenue
          Purchase, New York 10577
          Attn: Neil Cole, President
          Fax:  (914) 694-8606

          Copy to:

          Tenzer Greenblatt LLP
          405 Lexington Avenue
          New York, New York 10174
          Attn: Michael S. Mullman, Esq.
          Fax:  (212) 885-5001

          If to NRC:

          New Retail Concepts, Inc.
          2975 Westchester Avenue
          Purchase, New York 10577
          Attn: Gary Klein, Vice President-Finance
          Fax:  (914) 694-8606

          Copy to:

          Littman Krooks Roth & Ball P.C.
          655 Third Avenue
          New York, New York  10017
          Attn:  Mitchell Littman, Esq.
          Fax:  (212) 490-2990

or such other address that shall be furnished in writing by either party.

     11.12 No Assignment. This Agreement and the rights, interests and obligations hereunder may not be assigned by any party hereto, by operation of law or otherwise without the prior written consent of the other party hereto, and any such purported assignment without such consent shall be null and void.

     11.13 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to each of the other parties hereto and each of which shall be deemed an original.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date hereof.

                                        CANDIE'S INC.
                                        a Delaware corporation


                                        By: /s/ David Golden
                                            -----------------------------
                                        Name:  David Golden

                                        Title: Senior Vice President-
                                               Chief Financial Officer

                                        NEW RETAIL CONCEPTS, INC.
                                        a Delaware corporation


                                        By:/s/ Neil Cole
                                            -----------------------------
                                        Name: Neil Cole

                                        Title: President - Chief
                                               Executive Officer

                              DISCLOSURE STATEMENT

                                       TO

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                                  CANDIES, INC.

                                       AND

                            NEW RETAIL CONCEPTS, INC.

                               DATED APRIL 6, 1998

                                   Section 3.5

                                   Compliance

     Consummation of the transactions will violate the following agreements without the prior consent of the other party thereto:

          1. Purchase and Sale Agreement dated as of December 31, 1992 between NRC and Stantrob Associates, Ltd.

          2. Settlement Agreement dated as of November 3, 1995 between NRC and Stantrob Associates, Ltd.

          3. License Agreement as of April 1, 1997 between NRC and Montgomery Ward & Co., Incorporated.

          4. Agreement dated as of April 1, 1992, as extended, between NRC and Wal-Mart Stores, Inc.

          5. Affiliate Transactions Agreement between NRC and Candie's dated March 3, 1993, as amended January 30, 1995.

                                   Section 3.6

                        SEC Filings, Financial Statements

     Certain Form 5 filings with respect to deferred reporting of options grants and gift transactions have not been timely filed.

     The Company failed to timely file its Quarterly Report on Form 10-QSB for the quarter ended June 30, 1997.

                                   Section 3.7

                       Absence of Undisclosed Liabilities

As an inducement to join Candie's and in consideration of foregoing certain future bonus opportunities pursuant to their respective employment agreements with NRC, each of Messrs Neil Cole, Lawrence O'Shaughnessy and Gary Klein received the following option grants and upon termination will receive the following bonuses:

                                             Options                  Bonus
                                             -------                  -----

     Neil Cole                           626,543 @ $1.75            $525,000
     Lawrence O'Shaughnessy               74,074 @ $1.75            $ 50,000
     Gary Klein                           49,383 @ $1.75            $ 25,000

                                  Section 3.10

                                   Properties

NRC has a use of premises agreement with Candie's with respect to its executive offices pursuant to a Services Allocation Agreement dated as of March 3, 1993.

                                  Section 3.11

                              Intellectual Property

NRC rights to the No ExcusesR name are subject to its license agreements with Stantrob Associates, Ltd.

                                  Section 3.12

                                   Litigation

Carlos Cu, et al v. El Greco, et al, Index No. 22716/91, Queens Supreme Court.

Eric Knipe and Eyk International v. New Retail Concepts, Inc. and Neil Cole, individually. Los Angeles Supreme Court, Case Number

                                  Section 3.13

                             Employee Benefit Plans

Employment Agreement dated January 1, 1989 between NRC and Neil Cole, as amended:

     Employment Agreement dated November 15, 1994 between NRC and Gary Klein.

     Letter dated May 18, 1995 from NRC to Lawrence O'Shaughnessy with respect to the retention of Mr. O'Shaughnessy by NRC as business advisor until March 31, 1997.

     See items listed in Section 3.7 of this NRC Disclosure Statement.

                                   Section 4.5

                                   SEC Filings

     Certain Form 5 Filings with respect to deferred reporting of option grants and gift transactions have not been timely filed.

                                   Section 4.7

                                 Certain Changes

Candie's has served written notice of termination of its factoring arrangements to Congress Talcott Corporation, effective April 27, 1998, and is in the process of obtaining new financing arrangements with Nations Bank pursuant to the commitment letter attached hereto.

                                  Section 4.11

                                   Litigation

     Petition for Order Compelling Arbitration by Lucky Brand Dungarees of America; Inc. v. Candies, Inc., U.S. District Court, Central District of California.

                                  Section 4.12

                             Employee Benefit Plans

     1. Employment Agreement dated February 23, 1993 between Neil Cole and Candie's, as amended March 6, 1995 and February 28, 1997.

     2.   Employment   Agreement   dated   April  1,   1995   between   Lawrence
          O'Shaughnessy and Candie's as amended on March 17, 1997.

     3. Employment Agreement dated November 15, 1994 between Gary Klein and Candie's.

     4. Employment Agreement dated March 1, 1998 between David Golden and Candie's.

     5. Employment Agreement dated November 30, 1994 between Lynn Miller and Candie's, as amended on July 8, 1997.